Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Rae Covington	408-523-2161

INTUITIVE SURGICAL ANNOUNCES $219.2 MILLION SECOND QUARTER REVENUE, UP 56%

SUNNYVALE, CALIF. July 22, 2008 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported second quarter 2008 revenue of $219.2 million, increasing 56% from $140.2 million for the second quarter of 2007. Second quarter 2008 revenue growth was driven by continued robotic procedure adoption and higher da Vinci ® Surgical System sales.

Second quarter 2008 instruments and accessories revenue increased 61% to $73.6 million from $45.8 million during the second quarter of 2007. Second quarter 2008 da Vinci ® Surgical Systems revenue increased 57% to $116.2 million from $74.1 million during the second quarter of 2007. Second quarter 2008 service and training revenue increased 44% to $29.4 million from $20.3 million during the second quarter of 2007.

	Three Months Ended June 30,			Six Months Ended June 30,
Revenue ($Millions)	2008	2007	Increase	2008	2007	Increase
Instruments/Accessories	$73.6	$45.8	$27.8	$135.5	$86.1	$49.4
Systems	116.2	74.1	42.1	215.3	130.3	85.0
Service/Training	29.4	20.3	9.1	56.6	38.1	18.5

	$219.2	$140.2	$79.0	$407.4	$254.5	$152.9

Second quarter 2008 operating income increased 74% to $78.2 million, compared with $45.0 million for the second quarter of 2007. Operating results for the second quarter of 2008 included $19.7 million of non-cash stock-based compensation expense in accordance with the Financial Accounting Standards Board SFAS 123R, compared with $9.4 million for the second quarter of 2007.

Second quarter 2008 net income increased 67% to $51.2 million, compared with $30.7 million for the second quarter of 2007. Diluted earnings per share increased to $1.28 for the second quarter of 2008 from $0.79 for the second quarter of 2007.

Intuitive ended the second quarter of 2008 with cash, cash equivalents and investments of $740 million, up $104 million from December 31, 2007.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “We are pleased with our second quarter revenue and earnings growth. These results reflect the continued adoption of the da Vinci Surgical System platform across a broadening group of surgical procedures.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 877-909-3508 for participants located in the U.S. and 517-645-6051 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Lonnie Smith. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products:

The da Vinci® Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite® 3-D, high definition vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist® Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci® Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

Intuitive®, da Vinci®, da Vinci® S™, InSite®, and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; and unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products. Words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Products	$189,780	$119,885	$350,731	$216,334
Services	29,409	20,364	56,652	38,144

Total revenue	219,189	140,249	407,383	254,478
Cost of revenue:
Products	50,036	35,656	94,888	64,762
Services	13,097	10,485	26,632	19,100

Total cost of revenue *	63,133	46,141	121,520	83,862
Gross profit	156,056	94,108	285,863	170,616
Operating expenses:
Selling, general and administrative	57,504	38,883	106,138	72,828
Research and development	20,357	10,192	36,658	18,416

Total operating expenses *	77,861	49,075	142,796	91,244
Income from operations	78,195	45,033	143,067	79,372
Interest and other income, net	5,707	5,232	14,248	9,840

Income before income taxes	83,902	50,265	157,315	89,212
Provision for income taxes	32,720	19,602	61,352	34,747

Net lncome	$51,182	$30,663	$95,963	$54,465

Earnings per share:
Basic	$1.32	$0.81	$2.48	$1.45

Diluted	$1.28	$0.79	$2.40	$1.41

Shares used in computing earnings per share:
Basic	38,773	37,636	38,677	37,463

Diluted	39,980	38,657	39,914	38,528

*	Includes stock compensation expense of $2.9 million and $1.5 million in total cost of revenue and $16.8 million and $7.8 million in total operating expenses for the three months ended June 30, 2008 and 2007, respectively; $5.2 million and $2.7 million in total cost of revenue and $29.1 million and $14.8 million in total operating expenses for the six months ended June 30, 2008 and 2007, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	6/30/2008	12/31/07
Cash, cash equivalents, and investments	$739,782	$635,381
Accounts receivable, net	162,088	130,370
Inventory	42,594	32,416
Property and equipment, net	94,568	68,093
Goodwill	110,740	110,740
Deferred tax assets	32,459	24,577
Other assets	49,156	38,421

Total assets	$1,231,387	$1,039,998

Accounts payable and other accrued liabilities	$91,347	$96,632
Deferred revenue	66,053	54,692

Total liabilities	157,400	151,324
Stockholders’ equity	1,073,987	888,674

Total liabilities and stockholders’ equity	$1,231,387	$1,039,998